TIDEWATER UTILITIES FILES RATE INCREASE REQUEST

$13.7 Million in Critical Infrastructure Improvements Spurs Need

DOVER, DELAWARE – November 25, 2013 – Tidewater Utilities, Inc. (Tidewater) has filed arequest with the Delaware Public Service Commission (PSC) for an overall increase in annual operating revenues of approximately $3.9 million or approximately 14.4%, to recover costs of increased capital investment as well as increased operations and maintenance expenses. Tidewater Utilities is the largest private water supplier south of the Chesapeake & Delaware Canal in Delaware.

If the rate increase request is approved in its entirety, a typical residential customer would see their quarterly water bill increase by $30.31 or about $0.33 per day.

Since its last rate filing before the PSC in 2012, and through June 30, 2014, Tidewater will have invested $13.7 million in its water utility infrastructure including distribution system replacements and upgrades to production facilities. These improvements are necessary to ensure quality drinking water and fire protection services and address regulatory requirements.

"Maintaining the drinking water infrastructure through ongoing prudent investments helps us ensure the operational efficiency and reliability of our critical facilities throughout the state," said Gerard L. Esposito, President of Tidewater Utilities, Inc. Tidewater Utilities, Inc. operates 158 wells and 83 water plants to serve 34,000 homes and business customers in 300 communities. Its service area extends from lower New Castle County in the north of Delaware to Sussex County near the state’s southern border.

Tidewater is proposing that interim rates be implemented effective sixty days after the filing of the request, subject to refund based on the final outcome of this proceeding. Any remaining increase that may be awarded by the PSC would become effective when the final decision is rendered by the PSC. Public hearings on the matter are expected to be held in the Company’s service areas during the first quarter of 2014, where customers are welcome to comment on the filing request.

For more information about Tidewater, visit www.tuiwater.com or call 800-523-7224.

Tidewater’s parent company, Middlesex Water Company, (NASDAQ: MSEX) organized in 1897, provides regulated and unregulated water and wastewater utility services in New Jersey and Delaware through various subsidiary companies. For additional information regarding Middlesex Water Company, visit www.middlesexwater.com or call (732) 634-1500.

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Contact: Bernadette Sohler, Middlesex Water Company

(732) 638-7549 bsohler@middlesexwater.com

Carol Murphy, Tidewater Utilities, Inc.

302-734-7500 cmurphy@tuiwater.com